UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
SILA REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY TODAY
June 8, 2026
Sila Realty Trust, Inc. Stockholder:
We recently mailed you proxy materials in connection with the special meeting of stockholders of Sila Realty Trust, Inc. (“SILA”) to be held on June 26, 2026. Your voting participation is requested for this important meeting.
Please vote your proxy today. Internet and telephone voting are available by following the instructions on the proxy card or voting form you received.
As set forth in the proxy materials we sent to you, stockholders are being asked to consider and vote on a proposal to approve the merger (the “Merger”) of SILA, with and into Sunshine Holding REIT LLC, a wholly owned subsidiary of Sunshine Ultimate Parent LLC and an affiliate of Blue Owl Capital Inc.
Upon the consummation of the Merger, holders of SILA common stock, $0.01 par value per share, will be entitled to receive $30.38 in cash in exchange for each share of SILA common stock owned as of immediately prior to the effective time of the Merger.
Sila Realty Trust, Inc.’s Board of Directors unanimously recommends that Sila Realty Trust, Inc. stockholders vote “FOR” the approval of the Merger proposal and related proposals.
Because the required vote for the Merger proposal is based on the number of votes the Company’s stockholders are entitled to cast rather than on the number of votes cast, every vote - no matter how large or small - is important. Failure to vote will have the same effect as a vote against the Merger proposal.
Please vote your shares today. Please take advantage of Internet or telephone voting as the most prompt means to record your vote and avoid further solicitation costs.
If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting us, toll free at (866) 416-0577 or via email at SILA@dfking.com.
Thank you for your continued support.
Michael A. Seton
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
THREE EASY WAYS TO VOTE
1. Vote by Internet. Please access the website listed on the proxy card or voting form sent to you.  Have proxy card or voting form in hand. Follow the instructions provided to vote via the Internet.
2. Vote by Telephone. Please call the toll-free number listed on the proxy card or voting form sent to you.  Have proxy card or voting form in hand. Follow the instructions provided to vote via telephone.
3. Vote by Mail. Please mark, sign and date the proxy card or voting form sent to you and return it promptly in the postage-paid envelope provided.